                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                STERLING BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                STERLING BANCORP
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[STERLING BANCORP LOGO]              430 PARK AVENUE / NEW YORK, N.Y. 10022

LOUIS J. CAPPELLI
      CHAIRMAN
 & CHIEF EXECUTIVE
      OFFICER

                                                                  March 11, 1998

Dear Shareholder:

Sterling's Annual Meeting of Shareholders will be held on Thursday, April 16, 1998, at 9:30 a.m. at the University Club, 1 West 54th Street, New York, N.Y. in the Council Room, on the 7th Floor, and you are invited to attend.

1997 was a milestone year for Sterling Bancorp. Net income was at a record level. At year end, capital reached an all time high of $92.6 million. The Annual Meeting will provide an opportunity to review with you Sterling's achievements and give you a chance to meet your directors.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Proxy material for the meeting accompanies this letter. I urge you to sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible.

Thanks for your continued interest and support.

                                         Sincerely,

                          /s/ Louis Cappelli

                                      LOGO
                                STERLING BANCORP

                    430 PARK AVENUE, NEW YORK, NY 10022-3505

                            NOTICE OF ANNUAL MEETING

                                 APRIL 16, 1998

     The Annual Meeting of Shareholders of Sterling Bancorp will be held on Thursday, April 16, 1998 at 9:30 o'clock A.M. New York City time at the University Club, 1 West 54th Street, New York, New York 10022-3505, in the Council Room, 7th Floor, to consider and act upon the following matters:

          1. Election of 10 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

          2. Approval of Stock Incentive Plan Amendment, as described in the accompanying Proxy Statement.

          3. Such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on March 2, 1998 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of and vote at the Annual Meeting.

                                   IMPORTANT

     WE URGE THAT YOU SIGN, DATE AND SEND IN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES PERSONALLY AT THE MEETING, SINCE YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                       By Order of the Board of Directors

                                                  JERROLD GILBERT
                                                          Secretary
March 11, 1998

                                STERLING BANCORP
                                430 Park Avenue
                           New York, N.Y. 10022-3505
                               ------------------

                                PROXY STATEMENT

                               ------------------

                                 MARCH 11, 1998

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Bancorp ("Company") with respect to the Annual Meeting of Shareholders of the Company to be held on April 16, 1998. Any proxy given by a shareholder may be revoked at any time before it is voted by giving appropriate notice to the Secretary of the Company or by delivering a later dated proxy or by a vote by the shareholder in person at the Annual Meeting. Proxies in the accompanying form which are properly executed by shareholders and duly returned to the Company and not revoked will be voted for all nominees listed under "Election of Directors," for the amendment of the Company's Stock Incentive Plan, and on other matters in accordance with the Board of Directors' recommendations, unless the shareholder directs otherwise. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 13, 1998.

     The outstanding shares of the Company at the close of business on March 2, 1998 entitled to vote at the Annual Meeting consisted of 8,217,907 Common Shares, $1 par value ("Common Shares"), and 247,443 Preferred Shares, ("Preferred Shares") of which 1,230 are Series B ($5 par value) and 246,213 are Series D ($5 par value). All outstanding Common Shares and Preferred Shares vote together and not as separate classes.

     The Common Shares and the Preferred Shares are entitled to one vote for each share on all matters to be considered at the meeting and the holders of a majority of such shares, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. Only shareholders of record at the close of business on March 2, 1998 are entitled to vote at the Annual Meeting.

     Assuming the presence of a quorum, directors are elected by a plurality of the votes cast; approval of the Stock Incentive Plan Amendment requires the affirmative vote of a majority of the holders of outstanding shares entitled to vote. Accordingly, abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares held in street name for a customer) will have the effect of a vote cast against the Stock Incentive Plan Amendment but no effect on other matters.

                             ELECTION OF DIRECTORS

     Ten directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting of Shareholders to be held on April 16, 1998, to serve until the next Annual Meeting and until their respective successors have been elected. It is intended that, unless authority to vote for any nominee or all nominees is withheld, the accompanying proxy will be voted in favor of the election as directors of the nominees named below. All nominees are members of the present Board of Directors, having been elected at the 1997 Annual Meeting of Shareholders. There is no family relationship between any of the nominees or executive officers. In the event that any of the nominees shall not be a candidate, the persons designated as proxies are authorized to substitute one or more nominees, although there is no reason to anticipate that this will occur.

     The information set forth below has been furnished by the nominees:

      NAME, PRINCIPAL OCCUPATION FOR LAST FIVE YEARS,                        YEAR
      BUSINESS EXPERIENCE, DIRECTORSHIP OF THE COMPANY                    ELECTED A
          AND OF STERLING NATIONAL BANK ("BANK"),                          DIRECTOR
     A SUBSIDIARY OF THE COMPANY, AND OTHER INFORMATION         AGE         OF THE
     --------------------------------------------------         ---        COMPANY
Joseph M. Adamko*                                               65         1992
  Former Managing Director, Manufacturers Hanover Trust Co.
  (now Chase Manhattan Bank, N.A.); Vice Chairman of the
  Company and of the Bank

Lillian Berkman*                                                75         1989
  President and Chief Executive Officer, General Alarm
  Corporation

Louis J. Cappelli *                                             67         1971
  Chairman of the Board and Chief Executive Officer of the
  Company; Chairman of the Board of the Bank

Walter Feldesman*                                               80         1975
  Counsel, Baer Marks & Upham

Allan F. Hershfield                                             66         1994
  Senior Advisor to Board of Trustees of Fashion Institute
  of Technology; former President, Fashion Institute of
  Technology

Henry J. Humphreys                                              69         1994
  Chancellor and Chief Operating Officer, American
  Association of the Sovereign Military Order of Malta

John C. Millman*                                                55         1988
  President of the Company; President, Chief Executive
  Officer of the Bank

Maxwell M. Rabb                                                 87         1989
  Counsel, Kramer, Levin, Naftalis, & Frankel; former United
  States Ambassador to Italy

Eugene T. Rossides                                              70         1989
  Senior Counsel, Rogers & Wells; former Assistant
  Secretary, United States Treasury Department

William C. Warren*                                              89         1988
  Dean Emeritus, Columbia University School of Law; Of
  Counsel, Roberts & Holland, LLP

---------------

* Member of Executive Committee.

     Each nominee is a director of the Bank.

     The following nominees hold directorships in public companies: Mr. Adamko, Tommy Hilfiger Corporation; and Mr. Rabb, Preferred Employees, Inc. and Eurotech, Ltd.

     Reference is made to "Security Ownership of Directors and Executive Officers and Certain Beneficial Owners" on page 9 for information as to the nominees' holdings of the Company's equity securities.

EXECUTIVE COMPENSATION AND RELATED MATTERS

     The following table sets forth information concerning the compensation for the Company's last three completed fiscal years with respect to its chief executive officer and the four other most highly compensated executive officers who served as such at December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM COMPENSATION
                                                   ANNUAL          ----------------------------
                                                COMPENSATION        RESTRICTED      SECURITIES     ALL OTHER
                                            --------------------       STOCK        UNDERLYING      COMPEN-
    NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)   AWARDS($)(1)     OPTIONS(#)    SATION($)(2)
    ---------------------------      ----   ---------   --------   -------------   ------------   ------------
Louis J. Cappelli                    1997    400,000    350,000                       75,000         66,813
  Chairman of the Board and          1996    315,577    275,000       625,000                        37,245
  Chief Executive Officer,           1995    306,324    150,000                                      26,556
  Sterling Bancorp
  Chairman of the Board,
  Sterling National Bank
John C. Millman                      1997    265,000    170,000                       40,000         17,490
  President,                         1996    227,695    135,000       437,500                        14,365
  Sterling Bancorp                   1995    221,019    100,000                                       5,331
  President and Chief Executive
  Officer,
  Sterling National Bank
Jerrold Gilbert                      1997    132,500     15,000                       15,000          6,074
  Executive Vice President,          1996    127,500     25,000        62,500         12,000          6,841
  General Counsel and Secretary,     1995    122,500     10,000                                       2,716
  Sterling Bancorp
  Executive Vice President,
  General Counsel and Secretary,
  Sterling National Bank
John A. Aloisio                      1997    150,000     25,000                       15,000          5,660
  Vice President,                    1996    139,500     20,000                       12,000          6,428
  Sterling Bancorp                   1995    127,500     12,000                                       2,865
  Executive Vice President,
  Sterling National Bank
Leonard Rudolph                      1997    150,000     25,000                       12,000          5,822
  Vice President,                    1996    139,500     20,000                       15,000          6,309
  Sterling Bancorp                   1995    126,000     15,000                                       2,790
  Executive Vice President,
  Sterling National Bank

---------------

     (1) As of December 31, 1997, Messrs. Cappelli, Millman and Gilbert, respectively, owned in the aggregate 50,000, 35,000 and 5,000 Common Shares valued at $1,200,000, $840,000, and $120,000, and as to which dividends are payable, which Common Shares were subject to restrictions on the date of grant, January 3, 1996. Such restrictions lapse as to 25 percent thereof on the first, second, third and fourth anniversaries of the date of grant. Accordingly, as of January 3, 1998, 25,000, 17,500, and 2,500 Common Shares owned by Messrs. Cappelli, Millman and Gilbert, respectively, were no longer subject to restrictions.

     (2) Represents for each executive the term life insurance premiums paid by the Company on his behalf, and as to Mr. Cappelli, includes premiums paid by the Company for split-dollar life insurance policies insuring the joint lives of him and his spouse. This insuring of joint lives reduces the premiums paid for the coverage. Premiums paid by the Company will be refunded to the Company on termination of the split-dollar policies. The imputed income with respect to the premium for the term life insurance provided under the split-dollar policies and included in the figure for 1997 was $722. The value of the benefits to Mr. Cappelli of the remainder of the premiums paid by the Company on the split-dollar policies and included in the figure for 1997 was $24,880. Also represents for each executive, his allocable share of the Company's Employee Stock Ownership Plan ("ESOP") compensation expense, and as to Messrs. Cappelli and Millman, $21,901 and

$11,218, respectively, accruing to them for 1997 under the Company's supplemental pension benefit plan (see "Retirement Plans" below) as compensation for Internal Revenue Code limitations on contributions to the ESOP for them.

     Mr. Cappelli became the Company's President and Chief Operating Officer in February, 1992, and became its Chairman and Chief Executive Officer in June, 1992. Mr. Millman was elected President of the Company in April, 1993, having previously been Executive Vice President.

     Employment Contracts. The Company has agreements with Messrs. Cappelli and Millman which currently provide for terms extending until December 31, 2002 and December 31, 2000, respectively, and contain change of control provisions entitling the executive to monthly severance payments equal to one-twelfth of base salary for a period of 36 months if the executive is terminated other than for cause or has good reason to terminate his employment, all as defined in the agreements. The executive also has twelve months after a change of control to terminate his employment for any reason and receive the severance benefits. These agreements were entered into upon the recommendation of the Board's Compensation Committee in 1993.

     Retirement Plans. In November 1984, (1) the Sterling Bancorp/Sterling National Bank Employees' Retirement Plan ("New Plan"), a defined benefit plan which covers all of their respective eligible employees, was adopted and (2) the separate defined benefit plans ("Old Plans") previously maintained by Sterling National Bank and Standard Financial Corporation (since merged into the Company) were terminated, vesting the benefits of the participants in the Old Plans for all years of credited service. The New Plan gives credit for credited service under the Old Plans but provides, in substance, for a participant's vested benefits under the Old Plans to be offset against the benefits to be provided the participant under the New Plan. Accordingly, the retirement benefits to be provided a continuing employee can be determined simply by reference to the provisions of the New Plan.

     An employee becomes eligible for participation in the New Plan upon the attainment of age 21 and the completion of one year of service. All contributions required of the New Plan are made by the employers and no employee contributions are required or permitted.

     The Internal Revenue Code imposes limitations on the retirement benefits payable to more highly compensated employees. The Company has a Supplemental Executive Retirement Plan for designated employees ("Supplemental Plan"), which provides for supplemental payments to such retirees of the Company in amounts equal to the retirement benefits such retirees actually receive under the Company's plans and the amount which would have been received were such Internal Revenue Code limitations not in effect.

     The following table sets forth the estimated annual retirement benefits under the above plans, on a life annuity and guaranteed 10 year certain basis, payable to persons in specified remuneration and years of service classifications, not subject to any offset amount.

                               PENSION PLAN TABLE

   HIGHEST
 CONSECUTIVE
  FIVE YEAR
   AVERAGE                                         ESTIMATED ANNUAL RETIREMENT BENEFIT AT AGE 65 FOR
COMPENSATION                                           REPRESENTATIVE YEARS OF CREDITED SERVICE
   IN LAST              -------------------------------------------------------------------------------------------------------
  10 YEARS                10          15          20          25          30          35          40          45          50
-------------             --          --          --          --          --          --          --          --          --
  $100,000............  $14,760    $ 22,140    $ 29,520    $ 36,900    $ 44,280    $ 51,660    $ 59,040    $ 66,420    $ 73,800
   150,000............   22,260      33,390      44,520      55,650      66,780      77,910      89,040     100,170     111,300
   200,000............   29,760      44,640      59,520      74,400      89,280     104,160     119,040     133,920     148,800
   250,000............   37,260      55,890      74,520      93,150     111,780     130,410     149,040     167,670     186,300
   300,000............   44,760      67,140      89,520     111,900     134,280     156,660     179,040     201,420     223,800
   350,000............   52,260      78,390     104,520     130,650     156,780     182,910     209,040     235,170     261,300
   400,000............   59,750      89,640     119,520     149,400     179,280     209,160     239,040     268,920     298,800
   450,000............   67,260     100,890     134,520     168,150     201,780     235,410     269,040     302,670     336,300
   500,000............   74,760     112,140     149,520     186,900     224,280     261,660     299,040     336,420     373,800
   550,000............   82,260     123,390     164,520     205,650     246,780     287,910     329,040     370,170     411,300
   600,000............   89,760     134,640     179,520     224,400     269,280     314,160     359,040     403,920     448,800
   650,000............   97,260     145,890     194,520     243,150     291,780     340,410     389,040     437,670     486,300
   700,000............  104,760     157,140     209,520     261,900     314,280     366,660     419,040     471,420     523,800
   750,000............  112,260     168,390     224,520     280,650     336,780     392,910     449,040     505,170     561,300
   800,000............  119,760     179,640     239,520     299,400     359,280     419,160     479,040     538,920     598,800

     Annual benefits are calculated on the highest consecutive five-year average compensation during the ten years preceding retirement as provided in the New Plan.

     The pensions computed under the New Plan are equal to the sum of:

          (1) 1% of the average compensation up to $4,800, multiplied by the number of years of credited service, plus

          (2) 1 1/2% of the average compensation in excess of $4,800, multiplied by the number of years of credited service.

     Average compensation under the New Plan includes salary compensation but not other types of compensation; bonus compensation for designated senior management executives, presently the Chairman and President, is included under the Supplemental Plan as currently in effect.

     The current number of years of service credited to Messrs. Cappelli, Millman, Gilbert, Aloisio and Rudolph are 46, 21, 23, 7 and 7 respectively.

OTHER PLANS

     The following tables set forth information as to options granted to each of the executive officers named in the summary compensation table in the last fiscal year and as to incentive stock options held at December 31, 1997 by such executive officers. No other options or stock appreciation rights ("SARs") were held by such officers at such date, and no options were exercised by such officers during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          NUMBER OF     PERCENT OF
                                          SECURITIES   TOTAL OPTIONS                               GRANT DATE
                                          UNDERLYING    GRANTED TO     EXERCISE OR                  PRESENT
                                          THE OPTION     EMPLOYEES      BASE PRICE    EXPIRATION     VALUE
                  NAME                    GRANTED(1)      IN 1997       ($/SH)(2)        DATE        ($)(3)
                  ----                    ----------   -------------   ------------   ----------   ----------
Louis J. Cappelli.......................    75,000         32.75          15.50        1/31/07      380,250
John C. Millman.........................    40,000         17.47          15.50        1/31/07      180,400
Jerrold Gilbert.........................    15,000          6.55          15.50        1/31/07       40,050
John A. Aloisio.........................    15,000          6.55          15.50        1/31/07       40,050
Leonard Rudolph.........................    12,000          5.24          15.50        1/31/07       32,040

---------------
(1) Options granted will vest in accordance with the following schedule: 8,336 options in 1998, and 8,333 options in each of 1999 through 2006 for Mr. Cappelli; 6,451 options in each of 1998 through 2003 and 1,294 options in 2004 for Mr. Millman; 6,451 options each in 1998 and 1999 and 2,098 options in 2000 for Messrs. Gilbert and Aloisio; and 6,451 options in 1998 and 5,549 in 1999 for Mr. Rudolph. All of these options are incentive stock options, except that 16,941 of the 75,000 options granted to Mr. Cappelli are nonqualified stock options.

(2) The exercise price of all options is equal to the fair market value of a share of Common Stock on the date of grant.

(3) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value: an expected option term of 10 years for Mr. Cappelli, 8 years for Mr. Millman, and 3 years for Messrs. Gilbert, Aloisio and Rudolph; expected volatility of 20%; dividend yield of 2.50%; and risk free rate of return of 6.89% for Mr. Cappelli, 6.57% for Mr. Millman, and 6.09% for Messrs. Gilbert, Aloisio, and Rudolph. The real value of the options in this table depends upon the actual changes in the market price of Common Shares during the applicable period

                         FISCAL YEAR-END OPTION VALUES

                                            NUMBER OF COMMON SHARES
                                             UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                OPTIONS HELD AT                 IN-THE-MONEY OPTIONS
                                                FISCAL YEAR END                  AT FISCAL YEAR END
                                         ------------------------------    ------------------------------
                 NAME                    EXERCISABLE    NON-EXERCISABLE    EXERCISABLE    NON-EXERCISABLE
                 ----                    -----------    ---------------    -----------    ---------------
Louis J. Cappelli......................    35,000           75,000          $586,250         $637,500
John C. Millman........................    25,000           40,000           418,750          340,000
Jerrold Gilbert........................    12,000           15,000           160,500          127,500
Leonard Rudolph........................    20,000           12,000           252,000          102,000
John A. Aloisio........................    17,000           15,000           218,000          127,000

PERFORMANCE GRAPH

     The following graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Company's Common Shares compared to the cumulative total return on the Standard & Poor's 500 Index (the "S&P 500 Index"), and the Keefe, Bruyette & Woods 50 Index ("KBW 50 Index"). The stock price performance shown on the graph below is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG STERLING BANCORP, THE S&P 500 INDEX AND THE KBW 50 INDEX

        MEASUREMENT PERIOD              STERLING
      (FISCAL YEAR COVERED)              BANCORP            S & P 500            KBW 50
DEC-92                                     100                 100                 100
DEC-93                                      91                 110                 106
DEC-94                                      79                 112                 100
DEC-95                                     156                 153                 160
DEC-96                                     189                 188                 227
DEC-97                                     312                 252                 332

---------------
 * $100 invested on 12/31/92 in Stock or Index.
   Including reinvestment of dividends.
   Fiscal year ending December 31.

MEETINGS AND ATTENDANCE OF DIRECTORS; COMMITTEES; FEES

     During the year ended December 31, 1997, the Board of Directors of the Company held five regularly scheduled meetings and one special meeting. In addition, various committees of the Board met at regular meetings. No director attended fewer than 75% of the meetings he or she was required to attend, except for Mr. Rabb, who attended 66% of such meetings. The Company has standing audit and compensation committees and does not have a nominating committee or a committee performing similar functions.

     The members of the audit committee ("Audit Committee") are Messrs. Feldesman (chair), Adamko, Humphreys and Rossides. The Committee held four meetings during the year ended December 31, 1997. Among the functions of the Audit Committee are to review the scope of the audit by the Company's independent accountants, to consider issues which may arise in the course of the audit, monitor the adequacy of the Company's internal accounting controls, discuss the services, fees and charges of the independent accountants, report to the Board in respect of these matters, and recommend the firm to be retained as independent accountants for the Company.

     The members of the compensation committee ("Compensation Committee") are Mrs. Berkman (chair), Mr. Feldesman, Mr. Rabb, and Mr. Warren. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of the Company's subsidiaries. Among the functions of the Compensation Committee are making recommendations to the Board concerning the bases for executive officer compensation, including the relationship between compensation and performance and the measures of performance to be considered, and concerning the compensation and other key terms of employment agreements with Mr. Cappelli and Mr. Millman. (See "Compensation Committee Report" attached as Exhibit A to this Proxy Statement.) The Compensation Committee held one meeting during the year ended December 31, 1997.

     Directors who are not salaried officers receive fees for attendance at Board and committee meetings. Each eligible director receives $1,000 for attending each Board meeting, $600 for attending each committee meeting, a $500 supplemental payment in December of each year and an annual Non-Qualified Stock Option for 2,000 Common Shares. (See "Non-Employee Director Grants" below.) Expenses of directors incurred in traveling to Board and committee meetings are reimbursed by the Company. The Chair of the Audit Committee receives an annual stipend of $5,000 for service in such capacity in lieu of Audit Committee meeting fees. Mr. Adamko, Vice Chairman of the Company and the Bank, receives a monthly fee of $3,750 but does not receive attendance fees.

TRANSACTIONS WITH THE COMPANY AND OTHER MATTERS

     From time to time, officers and directors of the Company and their family members or associates have purchased or may purchase short-term notes of the Company and certificates of deposit from the Bank on the same terms available to other persons. The Bank also makes loans from time to time to related interests of directors. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features. Messrs. Feldesman and Warren each are counsel to law firms that the Company retained during its last fiscal year.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS; SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The following table sets forth, as of March 2, 1998, holdings of the Company's Common Shares and Preferred Shares by each director and each of the executive officers named in the Summary Compensation Table on page 3 and by all directors and executive officers as a group. The Common Shares are traded on The New York Stock Exchange and the closing price on March 2, 1998 was $24.50 per share.

                                                                                              % OF OUTSTANDING
                                         COMMON      % OF OUTSTANDING        SERIES D             SERIES D
                NAME                  SHARES(1)(2)    COMMON SHARES     PREFERRED SHARES(1)   PREFERRED SHARES
                ----                  ------------   ----------------   -------------------   ----------------
Joseph M. Adamko....................      3,500               +
Lillian Berkman.....................     26,600             .32
Louis J. Cappelli...................    223,285            2.72                3,760                1.53
Walter Feldesman....................      6,000               +
John C. Millman.....................    107,879            1.31                3,679                1.49
Maxwell M. Rabb.....................      3,700               +
Eugene T. Rossides..................      5,394               +
William C. Warren...................     24,408             .30
Allan F. Hershfield.................      3,317               +
Henry J. Humphreys..................      3,200               +
Jerrold Gilbert.....................     57,509             .70                3,490                1.42
Leonard Rudolph.....................     30,074             .37                3,528                1.43
John A. Aloisio.....................     28,896             .35                3,520                1.43
All directors and executive officers
  as a group (14 in group)..........    550,473            6.70               21,365                8.68

---------------

+ Less than .1 of 1%

     (1) Each nominee and officer has sole voting and investment power with respect to the securities indicated above to be owned by him, except that in the case of Messrs. Cappelli, Millman, Gilbert, Rudolph and Aloisio, and all directors and executive officers as a group, shares shown as owned include 44,920, 4,017, 16,720, 2, 2 and 65,738 Common Shares, respectively, held in profit sharing plans as to which they have power to direct the vote, and the Preferred Shares, set forth above, held by the Company's Employee Stock Ownership Trust upon which they are currently entitled to direct the vote. The shares shown as owned include as to Mr. Warren and Mrs. Berkman 1,500 Common Shares; as to Messrs. Adamko and Hershfield 2,500 Common Shares; as to Messrs. Feldesman, Humphreys, Rabb and Rossides 3,000 Common Shares; and as to Messrs. Cappelli, Millman, Gilbert, Rudolph, and Aloisio, and all executive officers as a group, 43,336, 31,451, 18,451, 26,451, 23,451 and 164,091 Common Shares,
respectively, covered by outstanding stock options exercisable within 60 days, and, as to Messrs. Cappelli, Millman, Gilbert, and all executive officers as a group include 25,000, 17,500, 2,500 and 46,250 Common Shares, respectively, granted under the Company's Stock Incentive Plan as to which they do not have sole investment power. In addition, the shares shown as owned by Mr. Cappelli include 298 Common Shares owned by his wife, the shares shown as owned by Mr. Millman include 123 shares owned by his wife as custodian, and the shares shown as owned by Mr. Gilbert include 122 shares owned as custodian, beneficial ownership of which each of them disclaims.

     The following table sets forth the number of Common Shares owned beneficially by Dimensional Fund Advisors, Inc. based upon information provided by it to the Company as of December 31, 1997.

                                                               NUMBER AND
                                                                NATURE OF
                                                              COMMON SHARES     APPROXIMATE
                                                              BENEFICIALLY     PERCENTAGE OF
                      NAME AND ADDRESS                            OWNED            CLASS
                      ----------------                        -------------    -------------
Dimensional Fund Advisors Inc. ("Dimensional")..............     539,295(1)         6.56
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

---------------
     (1) Dimensional has advised the Company that it is a registered investment advisor and is deemed to have beneficial ownership of 539,295 Common Shares as of December 31, 1997, all of which Shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional has advised the Company that all such Shares are owned by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owns more than 5% of the class.

     Sterling Bancorp and Subsidiaries Employee Stock Ownership Trust (whose address is 430 Park Ave., New York, NY 10022, Attn: Trust Dept.), established pursuant to the Sterling Bancorp and Subsidiaries Employee Stock Ownership Plan ("ESOP"), owns all 246,213 outstanding shares of Series D Preferred Stock, each share of which is convertible into one Common Share. The Series D Preferred Stock carries one vote per share, and votes along with the Common Shares as a single class. Participants vote shares allocated to their respective ESOP accounts, and receive passed through voting rights with respect to unallocated shares based on relative ESOP account balances. Any Shares with respect to which voting instructions are not received are to be voted by the ESOP Committee.

     Except as set forth above, the Company does not know of any person that owns more than 5% of any class of the Company's voting securities.

     The Company believes that all required filings have been made under Section 16(a) of the Securities Exchange Act of 1934 by the Company's directors and executive officers. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons that no Forms 5 were required to be filed under the applicable rules of the Securities and Exchange Commission.

                   APPROVAL OF STOCK INCENTIVE PLAN AMENDMENT

     In April 1992, shareholders approved adoption of the Company's Stock Incentive Plan, which authorized the grant of awards in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock or a combination of these. Information as to the types of awards and the Federal income tax consequences of each type is set forth under appropriate captions on pages 11 through 13 below. There are currently 1,050,000 shares covered by the Plan. Awards covering an aggregate of 869,750 shares have been made. After giving effect to such awards, only 180,250 shares remain available under the Plan.

     The Compensation Committee and the Company's Stock Plans Committee have advised the Board of Directors that in view of the Compensation Committee's policy for greater utilization of stock-based compensation, they recommended that the number of shares available under the Plan be increased by 400,000 shares (see "Compensation Committee Report" attached as Exhibit A to this Proxy Statement). The Board of Directors has approved and recommends to the shareholders an amendment to the Plan which would increase the aggregate number of shares subject to it by 400,000. The text of the amendment is attached as Exhibit B to this Proxy Statement. No grants will be made under the Plan pursuant to the proposed amendment unless the shareholders approve the amendment at the 1998 Annual Meeting.

     Approval of the amendment requires the affirmative vote of a majority of the holders of outstanding shares entitled to vote.

     The Board of Directors recommends a vote FOR the approval of the amendment, and it is intended that proxies not marked to the contrary will be so voted.

ADMINISTRATION

     Authority to administer the Plan was delegated by the Board to a Stock Plans Committee which consists of at least three directors, none of whom is to be eligible to participate in awards (other than automatic awards to Non-Employee Directors). In addition to Non-Employee Directors, all officers and key employees of the Company and its subsidiaries who are in positions which enable them to make significant contributions to long-term performance and profitability of the Company are eligible to receive awards. Approximately 115 employees of the Company and its subsidiaries are eligible to participate in the Plan.

TYPE OF AWARDS

     Awards granted pursuant to the Plan may take the form of Incentive Stock Options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs"), Stock Appreciation Rights ("SARs"), Restricted Stock or a combination of these forms of awards.

     Incentive Stock Options. The exercise price of an ISO may not be less than 100% of the fair market value of the Company's Shares on the date of grant. If the aggregate market value (determined on the date of grant) of all shares subject to ISOs that first become exercisable by an individual optionee in a single calendar year exceeds $100,000, the excess is to be treated as NQSOs. An optionee may exercise an ISO during the option period at such time, and in such amounts (subject to a 100 share minimum), as he desires and may pay the exercise price in cash or in such other consideration as the Committee may determine. All ISOs granted under the Plan are exercisable for a ten year period, on a cumulative basis at a rate of twenty-five (25%) each year, beginning one year after the date of grant, unless the Committee determines otherwise; provided that, unless the Committee determines otherwise in an optionee's written award agreement, all ISOs granted to an optionee will become exercisable upon the termination of the optionee's employment by the Company without "cause," or upon a "change in control" of the Company (as each such term is defined in the Plan). In the event of termination of an optionee's employment, other than by the Company for cause, or in the event of death or disability, any unexercised portion of the ISO which is exercisable at the time of termination will terminate three months following such termination unless the expiration date of the ISO occurs sooner. If such termination of employment is by reason of death or disability, the portion of the ISO which is exercisable at the time of termination may be exercised for a period of 12 months after such termination, unless the expiration date of the ISO occurs sooner. In the event the Company terminates an optionee's employment for cause, any unexercised portion of the ISO will terminate immediately upon termination of employment. Additional restrictions apply to ISOs granted to a 10 percent stockholder (as defined in Section 422 of the Code).

     Non-Qualified Stock Options. All Non-Qualified Stock Options granted under the Plan may be for such (i) number of shares, (ii) exercise price and (iii) term as the Committee, in its sole discretion, may determine. All NQSOs granted under the Plan are exercisable beginning six months after the date of grant unless the Committee determines otherwise; provided that, unless the Committee determines otherwise in an optionee's written award agreement, all NQSOs granted to an optionee will become exercisable upon the termination of the optionee's employment by the Company without cause, or upon a change in control of the Company. The terms of the Plan regarding exercisability of NQSOs following termination of employment are identical to those applicable to ISOs.

     Stock Appreciation Rights. Pursuant to the terms of the Plan SARs are granted only (i) in conjunction with the granting of options, (ii) in an amount not in excess of the number of Shares granted in the related option and (iii) on terms providing that the exercise of an option for a given number of shares terminates the related SAR for that number of shares (so that the total number of shares for which an option and the related SAR may be exercised cannot exceed the number of shares granted in the option). SARs provide the participant with an amount equal to the difference between the fair market value of the Shares on the date the SAR is exercised and the exercise price of the option; such amount is to be paid, in the discretion of the Committee, either in cash or in shares (valued at their fair market value on the date of exercise) or a combination thereof. Each SAR is subject to the same conditions on termination of employment as the related option.

     Restricted Stock. A recipient of Restricted Stock may be entitled to receive Shares of the Company at no out-of-pocket cost or to purchase Shares of the Company at a price determined by the Committee which is expected to be below the fair market value of the Shares. The time period of the restrictions and rate of lapse of such restrictions will be determined by the Committee in its sole discretion; provided that, unless the Committee determines otherwise in a grantee's written award agreement, all such restrictions shall lapse upon the termination of the grantee's employment by the Company without cause, or upon a change in control of the Company.

     Shares. The number of shares available is subject to adjustment in order to prevent dilution. To the extent that options expire or are cancelled without having been exercised or Restricted Stock is forfeited, the shares involved shall become available for future grants or awards.

NON-EMPLOYEE DIRECTOR GRANTS

     Under the Plan each Non-Employee Director will automatically be granted an NQSO on the last day the Company's Common Shares are traded in April. Such NQSO is to be for 2,000 shares, is to become exercisable in four equal installments -- commencing on the first anniversary of the date of grant -- and to expire on the fifth anniversary of such date, and is to provide for a purchase price equal to 100% of the fair market value of the Common Shares on the date of grant; provided that an NQSO shall be immediately exercisable in the event of a change in control of the Company. Each Non-Employee Director is to be granted such an option in each April commencing in 1995 and terminating in 1999 or such earlier time as his services as a director terminate; upon such termination all options then exercisable may be exercised during a period of three months, except that if termination is by reason of death, the legal representative of the deceased Non-Employee Director has six months to exercise all options regardless of whether the decedent could have then exercised them.

AMENDMENT

     The Plan may be amended, terminated or modified by the Board at any time, except that the Board may not, without approval by a vote of the shareholders of the Company (subject, however, to changes resulting from stock dividends, stock splits or similar changes in the Company's capitalization), increase the maximum number of shares for which options and awards may be granted under the Plan or change the persons eligible to participate in the Plan. No such termination, modification or amendment may affect the rights of a participant under an outstanding option or the grantee of an award.

FEDERAL INCOME TAX CONSEQUENCES

     In general, except as described below with respect to Restricted Stock, no taxable income will be recognized by the participant, and no deduction will be allowed to the Company, upon the grant of any option, SAR or shares of Restricted Stock under the Plan.

     Non-Qualified Stock Options. In general, upon exercise of an NQSO, an optionee will recognize ordinary income in the year in which the option is exercised in an amount equal to the difference between the fair market value of the Shares on the date of exercise and the exercise price; the amount so recognized as income will be deductible by the Company.

     Upon any subsequent sale of the shares, the optionee's basis in the shares for determining gain or loss will be the sum of the exercise price and any income recognized upon exercise. If the shares purchased as a result of the exercise of such option constitute a capital asset in the hands of the optionee, any gain or loss recognized to the optionee upon the sale or other disposition of any of these shares will be a capital gain or loss, either long-term, mid-term or short-term, depending upon the holding period of the shares.

     Incentive Stock Options. No taxable income will be recognized by the optionee upon the exercise of an ISO, but the difference between the fair market value of the shares on the date of exercise and the exercise price is an item of tax preference, subject to the possible application of the alternative minimum tax. If the shares purchased on the exercise of an ISO are held for a period of at least two years from the date of the grant of the option and one year from the date the option is exercised, any gain recognized on a subsequent sale of such Shares will constitute long-term capital gain or mid-term capital gain rather than ordinary income, and the Company will not be entitled to any deduction with respect to the option.

     However, if the optionee disposes of such shares within one year from the date of exercise or two years from the date of the grant of the option, the excess of the lesser of the fair market value of the shares at the time of exercise and the amount realized by the optionee on such disposition over the exercise price will be taxed as ordinary income, and the Company will be entitled to a corresponding deduction. Any further gain or any loss recognized on such a disposition generally will be a capital gain or loss, either long-term, mid-term or short-term, depending on the holding period of the shares.

     Stock Appreciation Rights. Upon exercise of an SAR the amount of cash received (or the value of any shares received) must be treated as ordinary income by the employee. Under such circumstances, the Company will be entitled to a corresponding tax deduction in the same amount which the employee is required to treat as income.

     Restricted Stock. The award of Restricted Stock to an employee is not taxable to the employee at the time of grant. Generally, the employee will recognize ordinary income when the restrictions against transfer of the stock lapse in an amount equal to the value of the stock at that time. Alternatively, the employee can elect under Section 83(b) of the Code (a "Section 83(b) Election") to include the value of the Stock at the time of the grant, less any amount paid for it, in his income for the year in which he received the Restricted Stock. The employee must file this election with the Internal Revenue Service within 30 days after the Restricted Stock is transferred to him. If the employee makes this election, subsequent changes in the value of the stock will not result in ordinary income or loss to him. However, if the stock is later forfeited, the employee will not be entitled to any deduction with respect to the amount he earlier included as ordinary income. The Company will be entitled to an income tax deduction in the year in which the employee recognized ordinary income with respect to the Restricted Stock in an amount equal to the income recognized by the employee.

     If no Section 83(b) Election is made, (i) no income will be recognized by the employee (and the Company will not be entitled to a deduction) with respect to the Restricted Stock until the date the restrictions lapse, (ii) any dividends paid on the Restricted Stock until the restrictions lapse will be taxed to the employee as compensation income (and the Company will be entitled to a deduction) and (iii) the employee will recognize ordinary income at the time the restrictions lapse in an amount equal to the fair market value of the Restricted Stock at that time, less the amount paid, if any, and the Company will be entitled to a corresponding deduction. Upon a subsequent disposition of the Restricted Stock by the employee, any gain or loss realized above or below the value previously taken into income by the employee will be long-term, mid-term or short-term capital gain or loss, depending on the holding period of the Shares following the date the restrictions lapse or the Section 83(b) Election was made, as applicable.

     On April 30, 1997, pursuant to the terms of the Plan, NQSOs to purchase 2,000 Common Shares were granted to each of the Company's eight Non-Employee Directors at a price of $16.00 per share, the closing price of the Common Shares on such date. Effective February 10, 1998, options covering 205,000 Common Shares were granted to executive officers (including 100,000 to Mr. Cappelli; 50,000 to Mr. Millman; 15,000 to Mr. Gilbert; 15,000 to Mr. Rudolph; and 15,000 to Mr. Aloisio), and options covering 63,000 Common Shares were granted to other employees. The exercise price of each such option is $24.75, the closing price of the Common Shares on February 10, 1998.

REQUIRED VOTE FOR APPROVAL

     Approval of the Amendment requires the vote of a majority of the holders of the outstanding shares entitled to vote.

     The Board of Directors recommends a vote FOR the approval of the Amendment, and it is intended that proxies not marked to the contrary will be so voted.

                                    GENERAL

INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of KPMG Peat Marwick LLP, which firm audited the financial statements for the Company's fiscal year ending December 31, 1997 and which has been the auditor for the Company and its predecessors since 1958, are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder who may desire to submit a proposal for inclusion in the proxy and proxy statement for the 1999 Annual Meeting of Shareholders scheduled to be held on April 15, 1999, must present such proposal in writing to the Company at 430 Park Avenue, New York, New York 10022-3505, Attention: Jerrold Gilbert, Secretary, not later than the close of business on November 6, 1998.

OTHER

     Management knows of no other business to be presented to the Annual Meeting of Shareholders, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with their best judgment.

     The cost of the solicitation of proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by personal interview, telephone or telegram. The Company reimburses brokerage houses, custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of $3,500, plus expenses, for these services.

     The Annual Report to Shareholders (which is not a part of the proxy soliciting material) for the fiscal year ended December 31, 1997 accompanies this Notice and Proxy Statement.

     THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED, WITHOUT CHARGE, TO ANY SHAREHOLDER SENDING A WRITTEN REQUEST THEREFOR TO JOHN W. TIETJEN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, STERLING BANCORP, 430 PARK AVENUE, NEW YORK, NY 10022-3505.

                                          STERLING BANCORP
Dated:  March 11, 1998

                                                                       EXHIBIT A

                         COMPENSATION COMMITTEE REPORT

     The policy of the Company - adopted by the Board of Directors in 1993 on the recommendation of our Committee is:

          "Company policy should be to make a meaningful part of the compensation of executive officers be based on performance. While the relative importance of performance measures may vary from year to year in line with corporate business plans and the Committee's judgment, the measures would include, amongst other criteria, earnings, return on assets, return on equity, loan and deposit growth."

     With respect to the Company's Chairman and President, their employment agreements, as mandated by our Committee, provide for annual performance bonuses to be based on performance targets set by the Committee together with its evaluation of relevant qualitative factors. 1997 targets were set for consolidated earnings, return on assets, return on equity, loans, and deposits and customer repurchase agreements; each performance target was set at a level representing meaningful growth over the appropriate base period. Given the Company's 1997 performance, cash bonus amounts of $350,000 and $170,000, respectively, were determined for Messrs. Cappelli and Millman.

     We further believe that the advances made by the Company since we recommended that performance-based compensation be emphasized and that there should be greater utilization of stock-based compensation demonstrate the soundness of this compensation philosophy and in this connection we recommended to the Board an increase of 400,000 in the shares available under the Company's Stock Incentive Plan, which increase the Board is recommending to the shareholders for approval at the upcoming annual meeting.

     After considering the Company's achievements in earnings growth, enhanced assets and capital, business expansion and heightened recognition in the financial markets and after evaluating the contributions made by Messrs. Cappelli and Millman and the responsibilities undertaken by them, our Committee determined that the annual base salaries under the Company's employment agreements with them should be increased by $25,000 and $15,000, respectively, effective January 1, 1998, and the terms of these agreements extended to December 31, 2002 and December 31, 2000, respectively.

                                          Lillian Berkman, Chair
                                          Walter Feldesman
                                          William C. Warren

Dated: January 28, 1998

                                                                       EXHIBIT B

                STERLING BANCORP STOCK INCENTIVE PLAN AMENDMENT

     A. INTRODUCTION -- Sterling Bancorp (the "Company") desires to amend the Sterling Bancorp Stock Incentive Plan, as amended to date, (the "Plan") to increase the maximum aggregate number of shares subject to the Plan by 400,000.

     B. EFFECTIVENESS -- This amendment shall become effective if it shall be approved by the vote of a majority of the outstanding voting shares entitled to notice of and to vote at the 1998 annual meeting of shareholders. In the event of any conflict between the provisions of this amendment and of the Plan as originally adopted, the provisions of this amendment shall control.

     C. SHARES SUBJECT TO THE PLAN -- The first sentence of Section 3 of the Plan, as amended, is amended to further increase the number set forth therein by 400,000.

                                STERLING BANCORP

                    430 PARK AVENUE, NEW YORK, NY 10022-3505

                                      LOGO

                           Subsidiaries and Division

                             STERLING NATIONAL BANK
                          STERLING FACTORS CORPORATION
              STERLING NATIONAL MORTGAGE COMPANY, INC. (NEW YORK)
               STERLING NATIONAL MORTGAGE CORPORATION (VIRGINIA)
                   STERLING REAL ESTATE HOLDING COMPANY, INC.
                          STERLING BANKING CORPORATION
                 STERLING FINANCIAL SERVICES COMPANY (DIVISION)

                                STERLING BANCORP

                    430 PARK AVENUE, NEW YORK, NY 10022-3505

                                      LOGO

PROXY                                      THIS PROXY IS SOLICITED ON BEHALF
                                               OF THE BOARD OF DIRECTORS

                           (LOGO) STERLING BANCORP

                ANNUAL MEETING OF SHAREHOLDERS, APRIL 16, 1998


     The undersigned appoints Louis J. Cappelli, John C. Millman and Lillian Berkman, or any one of them, attorneys and proxies with power of substitution, to vote all of the Common Shares and Preferred Shares of Sterling Bancorp standing in the name of the undersigned at the Annual Meeting of Shareholders on April 18, 1998, and all adjournments thereof, hereby revoking any proxy heretofore given.


                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

--------------------------------------------------------------------------------
                             Fold and Detach Here


STERLING BANCORP

                                                            THIS IS YOUR PROXY
                                                        YOUR VOTE IS IMPORTANT

                               COMPANY HIGHLIGHTS

                 1997 was a momentous year for Sterling Bancorp

 . Net income grew 32% to a record $10.9 million.

 . Assets surpassed $1 billion at year end.

                                                              Please mark  /X/
                                                              your votes
                                                              as this


                      PROPOSALS OF THE BOARD OF DIRECTORS
                       THE DIRECTORS RECOMMEND A VOTE FOR

1. ELECTION OF DIRECTORS

Joseph M. Adamko, Lillian Berkman, Louis J. Cappelli, Walter Feldesman, Allan
F. Hershfield, Henry J. Humphreys, John C. Millman, Maxwell M. Rabb, Eugene T. Rossides, William C. Warren.

                        For all       Withheld for all
                        NOMINEES          NOMINEES

                         / /                / /

To withhold authority to vote for any individual nominee(s) write that nominee's name in the space provided.


-------------------------------------------------------------
                      THE DIRECTORS RECOMMEND A VOTE FOR

2. Proposal to approve the Stock Incentive Plan Amendment.

             FOR              AGAINST            ABSTAIN
             / /                / /                / /


3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER
IN THE MANNER DIRECTED HEREIN.  IF NO DIRECTION IS MADE,
THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND
"FOR" APPROVAL OF THE STOCK INCENTIVE PLAN AMENDMENT.



Signature(s)                                               Date
             --------------------------------------------       ----------------

Please mark, date, and sign as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

--------------------------------------------------------------------------------
                             Fold and Detach Here